L_16289323_V1 16.05.22 340576-103 CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [*****] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL. Dated 31 May 2022 GOLAR LNG LIMITED and ASSET COMPANY 11 S.R.L. SHARE PURCHASE AGREEMENT relating to the entire issued shares of Golar LNG NB13 Corporation Wikborg Rein LLP 30 Cannon Street London EC4M 6XH

TABLE OF CONTENTS

1	INTERPRETATION	3
2	SALE AND PURCHASE	11
3	PURCHASE PRICE	11
4	ESCROW ACCOUNT; DEPOSIT	12
5	CLOSING	12
6	WARRANTIES	13
7	LIMITATIONS ON SELLER'S LIABILITY	14
8	INDEMNITIES	16
9	ANTI- CORRUPTION	17
10	CONFIDENTIALITY AND ANNOUNCEMENTS	18
11	FURTHER ASSURANCE	19
12	ASSIGNMENT	19
13	ENTIRE AGREEMENT	20
14	VARIATION AND WAIVER	20
15	COSTS	20
16	NOTICES	21
17	PAYMENTS AND CONSIDERATION NET OF TAX	22
18	INTEREST	23
19	SEVERANCE	23
20	AGREEMENT SURVIVES CLOSING	23
21	THIRD PARTY RIGHTS	23
22	COUNTERPARTS	23
23	GOVERNING LAW AND ARBITRATION	24
SCHEDULE 1 - PARTICULARS OF THE COMPANY		25
SCHEDULE 2 - CLOSING PAYMENT AND PURCHASE PRICE ADJUSTMENT		26
SCHEDULE 3 - WIRE PAYMENT INSTRUCTIONS		27
SCHEDULE 4 - CLOSING ACCOUNTS		28
SCHEDULE 5 - WARRANTIES		29
SCHEDULE 6 – DISCLOSURE SCHEDULE		30
SCHEDULE 7 – MINIMUM TECHNICAL AND ADMINISTRATIVE REQUIREMENTS OF THE VESSEL		31
SCHEDULE 8 – CLOSING AGENDA		32

L_16289323_V1 16.05.22 340576-103

2 | P A G E – TAX COVENANT ........................................................................................................ 33 – DEVELOPMENT AGREEMENT TERM SHEET....................................................... 34 – COMMISSIONING PROCESS ................................................................................. 35

3 | P A G E THIS AGREEMENT IS MADE ON THE 31 DAY OF MAY 2022 BETWEEN (1) Golar LNG Limited, an exempted company limited by shares with its registered office at 2nd Floor, S.E. Pearman Building, 9 Par-La-Ville Road, Hamilton, HM11, Bermuda (the "Seller"); and (2) ASSET COMPANY 11 S.R.L., of Piazza Santa Barbara no. 7, 20097 – San Donato Milanese (MI), Italy (the "Buyer"). RECITALS (A) The Company is incorporated and registered in the Republic of the Marshall Islands as a corporation. (B) The Company is authorised to issue [*****] shares of no par value, common stock, all of which have been issued to and are held legally and beneficially by the Seller and are represented by share certificate number [*****] (the “Sale Shares”). (C) Further particulars of the Company at the date of this Agreement are set out in Schedule 1. (D) The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement. IT IS HEREBY AGREED 1 INTERPRETATION The definitions and rules of interpretation in this clause apply in this Agreement. 1.1 Definitions "Accounts" means the unaudited US GAAP financial statements of the Company as at and to the Accounts Date (copies of which are included in the Data Room under reference [2.1]). "Accounts Date" means December 31, 2021. "Adjustment Date" means the tenth Business Day following the date on which the Purchase Price Statement and the Closing Accounts are agreed or determined in accordance with Schedule 4. "Anticorruption Laws" means any applicable law or other legally binding measure of any jurisdiction applicable to any of the parties or the Company that contains antibribery or anticorruption provisions or that otherwise relates to bribery or corruption (including, but not limited to Italian Legislation, UK Bribery Act and FCPA), and (ii) any other applicable law or other legally binding measure of any jurisdiction that implements the UN Convention Against

4 | P A G E Corruption and/or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or that otherwise relates to bribery or corruption, and in respect of all of the foregoing, as amended, and the rules and regulations issued thereunder. "Balance" means the Closing Payment less the Deposit. "Bareboat Charter" means the bareboat charter in agreed form entered into on the Closing Date between Golar Trading Corporation as charterer and the Company (as owner) pursuant to which the Company shall bareboat charter the Vessel to Golar Trading Corporation on the terms and conditions set out therein. "Business Day" means a day when banks in Italy, London, New York and Norway are open for business. "Charterer" means [*****]. "Claim" means a claim for or in connection with any breach of any of the Warranties but, for the avoidance of doubt not including Indemnity Claims. "Classification Society" means [*****]. "Closing" means the closing of the sale and purchase of the Sale Shares in accordance with this Agreement. "Closing Date" means the date of the Closing. "Closing Accounts" has the meaning set out in paragraph 1 of Schedule 4. "Closing Agenda" means the closing agenda set out in Schedule 8. "Closing Payment" means three hundred and fifty million United States Dollars (USD350,000,000.00). "Commissioning Process" means the process outlined in Schedule 11. [*****]. "Company" means Golar LNG NB13 Corporation, incorporated and registered in the Republic of the Marshall Islands, further details of which are set out in Schedule 1 and with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands and its principal place of business is at 2nd Floor, S.E. Pearman Building, 9 Par-La-Ville Road, Hamilton, HM11, Bermuda. "Connected" has the meaning given in the Corporation Tax Act 2010. "Consents" has the meaning given in paragraph 6.2 of Part A of Schedule 5. "Contracts" has the meaning set out in paragraph 8.1 of Part A of Schedule 5. "Cool Pool" means the vessel pooling arrangement of the same name managed by a company in which the Seller has a minority shareholding.

5 | P A G E "Data Room" means the data room maintained by Intralinks Inc. accessible using the following link: [*****]. "Deposit" means the sum of [*****]. "Development Contract Term Sheet" means the term sheet set out at Schedule 10, [*****]. "Director" means each person who is a director of the Company, as set out in Schedule 1. "Disclosed" means fairly disclosed (with sufficient details and accuracy to identify the nature and scope of the matter disclosed) in or under the Disclosure Schedule. "Disclosed Documents" means the documents made available via the Data Room which are listed in the Disclosure Schedule (and are contained, together with the other documents made available in the Data Room, on the duplicate USB thumb drives which shall be delivered by the Seller to the Buyer on Closing or as soon as practicable thereafter). "Disclosure Schedule" means Schedule 6 to this Agreement. "EHS Laws" means all laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, state and local laws, judgments, decisions and injunctions of any court or tribunal, which from time to time apply to the Company (or any part of its business) to the extent that they relate to or apply to the Environment, energy efficiency, climate change or the health and safety of any person. "EHS Matters" means all matters relating to: a) pollution or contamination of the Environment; b) the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste; c) the exposure of any person to Hazardous Substances or Waste; d) the health and safety of any person, including any accidents, injuries, illnesses and diseases; e) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or f) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it. "EHS Permits" means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Vessel. "Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, encumbrance, security interest, title retention or any other security agreement or arrangement. "Environment" means the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

6 | P A G E "Escrow Account" means the USD account held by the Escrow Agent pursuant to the Escrow Agreement. "Escrow Agent" means Studio Legale Associato a Watson Farley & Williams, Tranchino e Santarelli. "Escrow Agreement" means the letter dated 31 March 2022 issued by the Escrow Agent in favour of (and accepted by) the Snam and the Seller, instructing and authorising the Escrow Agent to hold the Deposit in the Escrow Account on the terms and conditions set out therein, as amended and supplemented by a side letter executed among (i) Snam, (ii) the Seller and (iii) the Buyer dated 31 May 2022. "Existing Facility" means the senior secured term loan facility, documented by the agreement dated 8 December 2021 made between, amongst others, (i) the Company as borrower, (ii) the Seller as parent, (iii) the financial institutions listed in Part II of Schedule 1 thereto as original lenders, (iv) Nordea Bank Abp, filial i Norge as security agent and facility agent, in the amount of up to USD182,000,000 (advanced in the principal amount of USD 158,000,000). "Existing Facility Release Documents" means deeds, agreements, releases or other documents as are customary under a facility such as the Existing Facility in connection with the release of collateral over assets or rights of the Company (or over the Sale Shares) and the release of the Company from all of its obligations whatsoever under the Existing Facility (and any related security agreements) so that the Transaction can proceed in the manner contemplated by this Agreement. "Expert" has the meaning given in paragraph 1 of Schedule 4. "Facility Agent" means Nordea Bank Abp, filial i Norge as facility agent under the Existing Facility. "FSRU" means floating storage and regasification unit. "Group" means, in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary from time to time (its holding company) and any other Subsidiaries from time to time of that company or its holding company. Each company in a Group is a "member of the Group". "Harm" means harm to the Environment, and in the case of an individual, this includes offence caused to any of their senses or harm to their property. "Hazardous Substances" means any material, substance or organism which, alone or in combination with others, is capable of causing Harm. "Indebtedness" means any indebtedness or borrowings and related liabilities, including Intercompany Balances, liens, guarantees, counterindemnities, amounts raised by issued or redeemable shares, accrued interests, breakage costs and other related charges. "Indemnity Claim" means a claim under Clause 8. “Intercompany balances” means any debit or credit balance between the Seller or any company of the Seller’s Group and the Company.

7 | P A G E [*****] "Joint Instruction" means the instruction directing the Escrow Agent to pay, in accordance with the Escrow Agreement, the Deposit, signed by the Buyer and the Seller, addressed to the Escrow Agent and which shall follow the model set out in annex A to the Escrow Agreement. "Losses and Expenses" means any liabilities (including any Tax), losses, damages, claims, demands, awards and reasonable and documented expenses together with any VAT or any other applicable Tax payable in relation thereto. "Management Agreement" means the management agreement executed on 24 September 2013 between the Company and the Manager. "Manager" means Golar Management Limited. "MT103 Message" means the MT103 swift message agreed before Closing among (i) the Facility Agent, (ii) [*****], (iii) the Seller and (iv) the Buyer and which provides, inter alia, for the transfer of the Balance to the Facility Agent and mentions that the conditions for the release will be those provided under the MT199 Message. "MT199 Message" means the MT199 swift message agreed before Closing among (i) the Facility Agent, (ii) [*****], (iii) the Seller and (iv) the Buyer and which provides, inter alia, that the release of the Balance shall be triggered by a release letter executed by the Buyer. "Novation" means the novation agreement of the Time Charter in agreed form among (i) the Company, (ii) Golar Trading Corporation and (iii) the Charterer pursuant to which, inter alia, Golar Trading Corporation will step into the Time Charter as disponent owner pursuant to the Bareboat Charter with effect from Closing. "Officer" means each person who is an officer of the Company, as set out in Schedule 1. "Proceedings" means: (a) any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or (b) any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction. "Purchase Price" means the aggregate purchase price to be paid by the Buyer to the Seller for the Sale Shares, as set out in clause 3. "Purchase Price Adjustment" has the meaning set out in Schedule 2. "Purchase Price Statement" has the meaning set out in paragraph 1 of Schedule 4.

8 | P A G E "Representatives" means, in relation to any person, its directors, officers, employees, legal, accounting, financial and other advisers, consultants, agents or brokers (as applicable). "Sale Shares" has the meaning given to such term in Recital (B). "Sanctioned Person" means: (a) any person that is established, located or resident in or organised under the laws of a country that has been sanctioned under Sanctions Law; (b) any national government or political sub-division of any country that has been sanctioned under Sanctions Law; (c) any person identified on any list maintained by a sanctions authority of parties with whom or with which transactions are prohibited or restricted; (d) any person that is otherwise the subject or target of any Sanctions Law; or (e) any person majority-owned or controlled (independently or in the aggregate) by any of the foregoing. "Sanctions Law" means any sanctions (including US "secondary sanctions"), embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) imposed by law or regulation of Singapore, the United Kingdom, the Council of the European Union, any member states of the European Union, the United Nations or its Security Council or the United States of America. "Snam" means Snam S.p.A. of Piazza Santa Barbara, 7 20097 San Donato Milanese, Milan, Italy. "Subsidiary" means, in relation to a company wherever incorporated (a "holding company"), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either: (a) a majority of the voting rights exercisable at shareholder meetings of that company; or (b) the right to appoint or remove a majority of its board of directors, and any company which is a Subsidiary of another company is also a Subsidiary of that company's holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time. "Tax" means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties (including any custom duties), imposts, contributions, fees, payments, levies, withholdings or other liabilities in the nature of taxation wherever chargeable and whether of the Marshall Islands, Italy, Bermuda or any other jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating to it. "Tax Authority" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax or information in respect of Tax matters in the Marshall Islands, Italy, Bermuda or any other jurisdiction. "Tax Warranties" means the warranties set out in Schedule 5.

9 | P A G E "Third Party" means any person other than the Buyer or a member of the Buyer's Group (or any of their respective officers, employees, agents or advisers). "Time Charter" means the time charterparty agreement dated 5 May 2021 and executed between the Company and the Charterer. "Transaction" means the transaction contemplated by this Agreement or any part of that transaction. "Transaction Documents" means this Agreement, the Escrow Agreement, the Commitment Letter and any other document in connection with the Transaction which is agreed by the parties to be a Transaction Document. "Usual Business Hours" has the meaning given in clause 16.5. "Vessel" means the floating storage and regasification unit named "Golar Tundra" with IMO 9655808 and registered in the Marshall Islands with Official Number 4982. "Vessel Warranties" means the Warranties provided for under paragraph 13 of Schedule 5. "Voluntary Prepayment Notice" means the voluntary prepayment notice in agreed form sent by the Seller and the Company to the Facility Agent one (1) day before Closing in accordance with the Existing Facility and whereby, inter alia, the Seller has instructed the Facility Agent to apply the applicable amount of the Balance (once released) to the prepayment of all amounts outstanding under the Existing Facility including (i) principal, (ii) interest, (iii) break costs, (iv) fees and (v) any other amount/cost/expense whatsoever arising therefrom. "Warranties" means the warranties given pursuant to clause 6.1 and set out in Schedule 5. "Waste" means any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value. 1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement. 1.3 References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule. 1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules. 1.5 A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time. 1.6 Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

10 | P A G E 1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders. 1.8 A "person" includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's successors and permitted assigns. 1.9 This Agreement shall be binding on and enure to the benefit of, the parties to this Agreement and their respective successors and permitted transferee and references to a "party" shall include that party's successors and permitted transferees. 1.10 A reference to a "company" shall include any company (including any Cayman Islands exempted company), limited liability company, corporation or other body corporate, wherever and however incorporated or established. 1.11 A reference to "writing" or "written" includes email. 1.12 Any words following the terms "including", "include", "in particular", "for example" or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. 1.13 References to a document in "agreed form" are to that document in the form agreed by the parties and initialled by them or on their behalf for identification. 1.14 Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re-enacted from time to time, provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, a party. 1.15 A reference to a law shall include all subordinate legislation made from time to time under that law. 1.16 Any obligation on a party not to do something includes an obligation not to allow that thing to be done. 1.17 The expression "with full title guarantee" in relation to the sale of the Sale Shares shall import the covenants implied by sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994, but so that the operation of such covenants shall be extended so as to apply regardless of and shall not be affected by: (a) the fact (if such is the case) that the Seller does not know or could not reasonably be expected to know about any charges, encumbrances or rights affecting such property; or (b) anything which at the time of the disposition is within the actual knowledge of the Buyer or which is a necessary consequence of facts that are then within the actual knowledge of the Buyer.

11 | P A G E 2 SALE AND PURCHASE 2.1 On the terms of this Agreement, the Seller shall sell and the Buyer shall buy, with effect from Closing, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including the right to receive all dividends and distributions declared, made or paid after (but not on or before) Closing. 2.2 The Seller covenants with the Buyer that: (a) it has the right to sell the Sale Shares on the terms set out in this Agreement; (b) it shall on Closing transfer the full legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances; (c) there is no right to require the Company to issue any shares or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company; and (d) except pursuant to the Existing Facility, no commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any shares and no person has claimed any rights in connection with any of those things. 3 PURCHASE PRICE 3.1 The Purchase Price is the sum of the Closing Payment and the Purchase Price Adjustment. 3.2 Subject to the Seller complying with clause 5.2, at Closing the Buyer shall pay to the Seller in accordance with clause 3.5, on account of the Purchase Price, a sum equal to the Closing Payment (which shall be partly paid pursuant to the Joint Instruction on Closing in accordance with clause 5 below, the Closing Agenda and clause 5.1(a) of the Escrow Agreement). 3.3 On the Adjustment Date: (a) if the Purchase Price Adjustment as set out in the Purchase Price Statement is negative, the Seller shall as soon as reasonably practicable and in any event within ten (10) calendar days of the Adjustment Date, pay to the Buyer an amount equal to the Purchase Price Adjustment; or (b) if the Purchase Price Adjustment as set out in the Purchase Price Statement is positive, the Buyer shall as soon as reasonably practicable and in any event within ten (10) calendar days of the Adjustment Date, pay to the Seller an amount equal to the Purchase Price Adjustment. 3.4 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any Claim, or Indemnity Claim and any other claim for breach of the terms and conditions of this Agreement by the Seller.

12 | P A G E 3.5 All payments to be made by a party under this Agreement shall be made in United States Dollars by electronic transfer of immediately available funds, without any set-off, deduction or withholding whatsoever (except only as expressly permitted in this Agreement) in accordance with the wire transfer instructions set forth in Schedule 3. 3.6 The parties shall procure that the Closing Accounts and the Purchase Price Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 4. 4 ESCROW ACCOUNT; DEPOSIT 4.1 At Closing, the parties shall instruct the Escrow Agent to pay to the Seller from the Escrow Account a sum equal to the Deposit in accordance with Clause 5 and the Closing Agenda. 4.2 The Buyer and the Seller shall promptly provide the Joint Instruction and take all other actions in relation to the Escrow Account as are necessary to give effect to the provisions of this clause, Clause 5 and the Closing Agenda. 5 CLOSING 5.1 Closing shall take place immediately after execution of this Agreement electronically or at such other place, time or manner as agreed in writing by the Seller and the Buyer. 5.2 [*****] 5.3 At Closing, the Buyer shall (subject to the Seller complying with clause 5.2): [*****]. 5.4 [*****] 6 WARRANTIES 6.1 The Seller warrants to the Buyer that, except as Disclosed, each Warranty is true, accurate and not misleading in any respect on the date of this Agreement. 6.2 Without prejudice to the Buyer's right to claim under this Agreement or take advantage of any other remedies available to it under this Agreement (but subject always to clause 7), if any Warranty is breached or proves to be untrue, inaccurate or misleading in any respect, the Seller undertakes to pay to the Buyer: (a) the amount necessary to put the Company into the position it would have been in if the Warranty had not been breached and had not been untrue, inaccurate or misleading in such respect; and (b) all reasonable costs, expenses and damages (including reasonable legal and other fees) reasonably and properly incurred and documented by the Buyer or the Company as a result of the breach or of the Warranty being untrue, inaccurate or misleading in such respect.

13 | P A G E 6.3 Warranties qualified by the expression "so far as the Seller is aware" (or any similar expression) are deemed to be given to the actual knowledge, information and belief of the Seller after it has made all due and careful enquiries which may include, without limitation, enquiries of the Seller's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Erik Stavseth and Pernille Noraas. 6.4 The Seller agrees that the supply of any information by or on behalf of the Company to the Seller or its advisers in connection with the Warranties, the Disclosure Schedule or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against the Company or any director, officer or employee of the Company in connection with the preparation of the Disclosure Schedule, or agreeing the terms of this Agreement, and further undertakes to the Buyer not to make any such claims. 6.5 A disclosure made against a specific Warranty shall be deemed to be made against any other Warranty to which the disclosure reasonably relates (and in each case to the extent that the definition of "Disclosed" is satisfied). 7 LIMITATIONS ON SELLER'S LIABILITY 7.1 Save as provided in clause 7.10, this clause 7 shall limit the liability of the Seller in relation to any and all Claims. 7.2 The aggregate liability of the Seller for all Claims shall never exceed [*****], howsoever caused. 7.3 The Seller shall not be liable for a Claim unless: (a) the Seller's liability in respect of such Claim (together with any connected Claims) exceeds [*****]; and (b) the amount of the Seller's liability in respect of such Claim, either individually or when aggregated with the Seller's liability for all other Claims (other than those excluded under clause 7.3(a)) exceeds [*****], in which case the Seller shall be liable for the whole amount of the Claim and not just the amount above the threshold specified in this clause 7.3(b). 7.4 The Seller shall not be liable for a Claim if and to the extent that the Claim: (a) arises from facts, events or circumstances that have been Disclosed; (b) relates to a matter specifically and fully provided for in the Closing Accounts; or (c) in respect of which the Buyer had actual knowledge prior to Closing. For the purposes of this paragraph (c), the Buyer shall be deemed to have knowledge of any matter or thing which, as at the date of Closing, is actually known to Elio Ruggeri, Marco Bartolini and Lorenzo Marcelli Flori.

14 | P A G E 7.5 The Seller shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller: (a) in the case of a Claim for breach of the Tax Warranties, within the period of [*****] commencing on the Closing Date; and (a) in the case of a Claim for breach of the General Warranties, within the period of [*****] commencing on the Closing Date; (b) in the case of a Claim for breach of any of the Vessel Warranties, within the later of (i) [*****] commencing on the Closing Date and (ii) [*****] after the earliest to occur of the following: a. [*****]; or b. [*****]; or c. [*****]. 7.6 Where notice of a Claim is given under clause 7.5, but legal proceedings have not been issued and served within the period of [*****] beginning with the day on which the notice is received by the Seller or no settlement in writing between the Buyer and the Seller as to both liability and quantum has been made within such period, the Claim shall be deemed to be withdrawn, except where the Claim is based on a Third Party’s claim in which case this Clause shall not apply. 7.7 The Buyer shall take all reasonable steps to mitigate any loss or damage which the Buyer or any other member of the Buyer's Group may incur in consequence of a matter giving rise to a Claim (except for a Claim for breach of the Tax Warranties) and the liability of the Seller for a Claim (except for a Claim for breach of the Tax Warranties) shall be reduced by the amount by which it has been increased as a result of the Buyer's failure to mitigate any such loss or damage. 7.8 The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss. 7.9 If the Seller pays to the Buyer the full amount for which it is liable in respect of a Claim and the Buyer or a member of the Buyer's Group subsequently recovers from another person an amount in respect of the same loss as compensated by the Seller, the following shall apply: (a) if the amount paid by the Seller in respect of the Claim is more than the Sum Recovered, the Buyer shall, on demand, pay to the Seller the Sum Recovered; and (b) if the amount paid by the Seller in respect of the Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller in respect of the Claim. For the purposes of this clause, "Sum Recovered" means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less all reasonable costs, charges or expenses incurred by the

15 | P A G E Buyer's Group in recovering the amount from the person and less any Tax suffered by the Buyer's Group in respect of the amount recovered. The Buyer shall promptly provide to the Seller all information which the Seller may reasonably request in connection the application of this clause. 7.10 Nothing in this clause 7 applies to exclude or limit the liability of the Seller if and to the extent that a Claim arises or is delayed as a result of any dishonest or fraudulent act, omission, concealment or misrepresentation by or on behalf of the Seller. 7.11 For the purposes of this clause 7, a Claim is connected with another Claim if the Claims arise from the same facts, events or circumstances, have the same cause, nature or origin or arise from the same or similar systemic issue. 7.12 The liability of the Seller in respect of any Claim shall be reduced by the amount recovered by the Buyer or the Company from any third person (including under any insurance policy). 7.13 In no event shall the Seller be liable to the Buyer (or to any other person claiming hereunder) for any Claim in respect of: (a) any of the following losses, whether direct or indirect: (i) loss of revenue, profit or anticipated revenue or profit; (ii) loss of reputation; (b) any indirect or consequential losses whatsoever. 8 INDEMNITIES 8.1 Subject to the limitation in clause 8.3, the provisions of Schedule 9 apply in this Agreement in relation to Tax. 8.2 Subject to the limitation in clause 8.3, the Seller covenants to pay to the Buyer (or, at the Buyer's written direction, the Company) on demand and on an after-Tax basis an amount equal to any and all Losses and Expenses suffered or incurred by the Company or the Buyer in connection with: (1) the unaudited management accounts of the Company prepared prior to Closing, where such unaudited management accounts: (i) do not show a true and fair view of the state of the Company as of the relevant date of the unaudited management accounts, and/or (ii) have not been properly prepared in accordance with US GAAP; or (2) any Proceedings; or (3) any breach of EHS Laws, in each of the above cases under (1) to (3), arising in the period prior to Closing, provided that such Losses and Expenses are claimed, demanded, suffered or incurred no later than two (2) years after the Closing Date.

16 | P A G E 8.3 Notwithstanding any other provisions of this Agreement, the Seller's aggregate liability under this clause 8 shall never exceed [*****], howsoever caused. 8.4 In addition to the indemnifications provided for under clause 8.1, the Seller covenants to pay to the Buyer (or, at the Buyer's written direction, the Company) on demand and on an after-Tax basis an amount equal to any and all Losses and Expenses claimed, demanded or incurred by the Company or the Buyer in connection with any Tax arising from the set- off and/or waiver at or prior to Closing of amounts owed by the Company to the Seller and any other member of the Seller's Group. 8.5 In connection with matters or circumstances in respect of which the Buyer wishes to make a claim under clause 8 (each, an "Indemnity Claim"), the Buyer shall, and shall procure that the Company shall (except for a claim for breach of Schedule 9): (a) as soon as reasonably practicable, give written notice of the matters or circumstances in respect of which the Buyer wishes to make an Indemnity Claim to the Seller, providing reasonable details; (b) not make any admission of liability, agreement or compromise in relation to the matters or circumstances in respect of which the Buyer wishes to make an Indemnity Claim without the prior written consent of the Seller (such consent not to be unreasonably conditioned, withheld or delayed), provided that the Buyer may settle the matters or circumstances in respect of which the Buyer wishes to make an Indemnity Claim (after giving prior written notice of the terms of settlement (to the extent legally possible) to the Seller but without obtaining the Seller's consent) if the Buyer believes that failure to so settle would be prejudicial to it in any material respect; and (c) subject to the Seller providing security to the Buyer to the Buyer's reasonable satisfaction against any claim, liability, costs, expenses, damages or losses which may be incurred, take such action as the Seller may reasonably request to avoid, dispute, compromise or defend the matters or circumstances in respect of which the Buyer wishes to make a Claim. 8.6 To the extent not covered by the foregoing, the Seller covenants to pay to the Buyer (or, at the Buyer's written direction, the Company) on demand and on an after-Tax basis an amount equal to any and all Losses and Expenses suffered or incurred by the Buyer and/or the Company directly as a result of the matters or circumstances giving rise to an Indemnity Claim, including, for the avoidance of doubt, all reasonable and documented costs (including reasonable legal costs) and charges and expenses incurred or payable by the Buyer or the Company either before or after the commencement of any related action including: (a) the disputing and/or settlement of any Third Party claim and any steps taken to avoid, and advice sought in connection with, any actual, threatened or anticipated Third Party claim; (b) any legal proceedings that give rise to the Indemnity Claim; and (c) the enforcement of any related settlement or judgement.

17 | P A G E 9 ANTI- CORRUPTION 9.1 The Seller confirms and covenants that it, and each of its affiliates, partners, owners, principals, the Company and their respective directors, officers, agents, employees, or other persons associated with or acting on behalf of the Seller, has always complied with applicable Anticorruption Laws and that, in carrying out its businesses, has always adopted, implemented and imposed appropriate measures and procedures (e.g. code of ethics/conduct, anticorruption policies, etc.) aiming at preventing any violation of the relevant law by its affiliates, partners, owners, principals, directors, officers, agents, employees, or other persons associated with or acting on behalf of the Seller (a copy of such measures and procedures can be found on the Seller's website accessible using the following link: https://www.golarlng.com/investors/corporate-governance.aspx). 9.2 The Seller declares to know, and agrees to comply with, Anticorruption Laws and with Snam's Code of Ethics and "Anticorruption Guidelines" (which can all be consulted on and printed from SNAM's website www.snam.it). 9.3 The Seller warrants to the Buyer that, as of the date of this Agreement and as of the Closing: 9.3.1 neither it, nor (to the Seller's knowledge) any of member of its Group and/or its ultimate beneficial owner (and each of their affiliates, partners, owners, principals, directors, officers, agents, employees) has engaged or will engage in any activity or conduct which violates any Anticorruption Laws, Anti-Money Laundering and/or Financing of Terrorism Laws and/or Sanctions Laws, and has established and maintains policies and procedures designed to prevent violation of such laws; and 9.3.2 neither it nor (to the Seller's knowledge) any member of its Group and/or its ultimate beneficial owner (and each of their affiliates, partners, owners, principals, directors, officers, agents, employees) is, or is owned or controlled by, a Sanctioned Person, nor has engaged, or is engaging in, dealings, transactions, or any contractual relationship involving any Sanctioned Person or a country subject to sanctions, in each case where such dealings, transactions or contractual relationship would violate any sanctions laws. 9.4 The Seller shall promptly notify the Buyer if it becomes aware of or has specific suspicion of any corruption and/or conduct occurred in violation of Anticorruption Laws or the Buyer's internal regulations, with regard to the negotiation, conclusion or the performance/execution of this Agreement. The Seller shall report any of this information by means of an email to segnalazioni@snam.it. 10 CONFIDENTIALITY AND ANNOUNCEMENTS 10.1 The Seller and the Buyer shall, and shall procure that the officers, employees and agents of each respective member of their Groups shall, keep confidential and shall not disclose or make available to any third party and shall use only for the purpose of exercising or performing their rights and obligations under or as otherwise contemplated by this Agreement, (a) the Transaction Documents, (b) the terms of the Transaction Documents and/or the negotiations relating to the Transaction Documents, and (c) any information acquired by that party which relates to the business or activities or affairs of the other party or their Group

18 | P A G E 10.2 Clause 10.1 shall not apply: (a) if and to the extent agreed in writing by the Seller and the Buyer, but such agreement shall not be unreasonably withheld or delayed; (b) to information that is already or subsequently enters into the public domain other than following a breach by the disclosing party of Clause 10.1; or (c) to information acquired by a party from an unconnected source free from any obligation of confidence to any other person. 10.3 Clause 10.1 shall not apply to: (a) the extent necessary to vest the full benefit of this Agreement in the Buyer including informing trade connections of the Company after Closing of the change of ownership of the Company and securing any official approvals or authorisations necessary or desirable in connection with the change of ownership of the Company and the ownership and use of the Vessel by the Buyer and the Buyer’s Group; (b) the extent necessary to obtain any consents to the transactions contemplated by the Transaction Documents; (c) information required to be disclosed to a court, governmental, official, regulatory or stock exchange authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation or as otherwise required by the law of any relevant jurisdiction; (d) information disclosed to the employees, officers, agents, professional advisers or financiers of any party to the extent necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities; (e) information disclosed in connection with any proceedings arising out of or in connection with this Agreement or any other Transaction Document to the extent the disclosing party may reasonably consider necessary to protect its interests; or (f) information disclosed to a Tax Authority in connection with the management of the Tax affairs of the disclosing party or any person Connected with that party, provided always that the disclosing party shall use all reasonable endeavours to procure that any information so disclosed is used only for the purposes for which it was disclosed and is kept confidential by the person to whom it is disclosed. 10.4 The parties agree to release a press announcement immediately after the date of this Agreement in the agreed form. 11 FURTHER ASSURANCE 11.1 At its own expense, each party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform

19 | P A G E such acts as the other may reasonably require from time to time for the purpose of giving full effect to this Agreement. 12 ASSIGNMENT 12.1 Subject to the further provisions of this clause 12, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement or any other Transaction Document. 12.2 Each party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person. 13 ENTIRE AGREEMENT 13.1 This Agreement (together with the other Transaction Documents) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. 13.2 Each party acknowledges that in entering into this Agreement, and any other Transaction Document, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or any other Transaction Document. 13.3 So far as permitted by law and except in the case of any dishonest or fraudulent act, omission, concealment or misrepresentation by or on behalf of the Seller, unless specifically provided otherwise: (a) no party shall have any claim for innocent or negligent misrepresentation or negligent misstatement based upon any representation, warranty or undertaking given in connection with this Agreement; and (b) each party irrevocably and unconditionally waives any right it may have to rescind or terminate this Agreement after Closing. 13.4 Nothing in this clause 13 operates to limit or exclude any liability or remedy for fraud. 14 VARIATION AND WAIVER 14.1 No variation of this Agreement shall be effective unless it is in writing and signed by the parties or their authorised representatives. 14.2 A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

20 | P A G E 14.3 Save as provided in clause 7, a failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. 15 COSTS 15.1 Each party shall pay its own costs and expenses (including any Taxes) incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents. 16 NOTICES 16.1 For the purposes of this clause 16, "notice" includes any other communication. 16.2 A notice given to a party under or in connection with this Agreement: (a) shall be in writing and in English; (b) shall be signed by or on behalf of the party giving it; (c) shall be sent to the relevant party for the attention of the contact and to the address or email address specified in clause 16.3, or such other contact, address or email address as that party may notify in accordance with clause 16.4; (d) shall be: (i) delivered by hand; or (ii) sent by email; and (e) unless proved otherwise is deemed received as set out in clause 16.5. 16.3 The addresses and email addresses and contacts for service of notices are: (a) Seller: 2nd Floor, S.E. Pearman Building 9 Par-La-Ville Road, Hamilton HM11, Bermuda Attn: Erik Stavseth Email: Erik.Stavseth@golar.com With copy to: Legal Department Email: gmllegal@golar.com With copy to: Wikborg Rein LLP

21 | P A G E Attn: Jonathan Goldfarb / Nikhil Datta Email: jgo@wrco.co.uk / nid@wrco.co.uk (b) Buyer: Piazza Santa Barbara no. 7 20097 – San Donato Milanese (MI), Italy Attn: Elio Ruggeri Email: elio.ruggeri@snam.it With copy to: Lorenzo Marcelli Flori Email: lorenzo.marcelliflori@snam.it With copy to: Marco Bartolini Email: marco.bartolini@snam.it With copy to: Watson Farley & Williams Attn: Michele Autuori Email: mautuori@wfw.com 16.4 A party may change its details for service of notices as specified in clause 16.3 by giving notice in writing to the other party. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of: (a) the date (if any) specified in the notice as the effective date for the change; and (b) the date [*****] Business Days after deemed receipt of the notice of change. 16.5 A notice is deemed to have been received (provided that all other requirements in this clause 16 have been satisfied): (a) if delivered by hand, on signature of a delivery receipt; (b) if sent by email, at the time of transmission, PROVIDED that if deemed receipt under the previous paragraphs of this clause 16.5 would occur outside the Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this clause, "Usual Business Hours" means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand). For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

22 | P A G E 17 PAYMENTS AND CONSIDERATION NET OF TAX 17.1 Subject to clause 17.2, any payment made to or due to, or consideration provided to or due to, a party under, or pursuant to the terms of, this Agreement shall be free and clear of all Tax whatsoever save only for any payments, deductions or withholdings required by law. 17.2 If, in relation to any payments made by a party (including by the Seller in respect of a Claim or Indemnity Claim) under this Agreement: (a) any deductions or withholdings are required by law to be made from any such payments; or (b) any payments (other than the Purchase Price) made to or due to the other party under this Agreement are liable to Tax in the hands of the recipient, the party making such payments shall separately be liable to pay to the other party such further sums equal to any deduction, withholding, or Tax paid by the recipient of any such payment such that the amount received by the other party net of such deduction, withholding, or Tax on receipt shall be the amount that would have been received but for such deduction, withholding, or Tax paid by recipient of such payments. 18 INTEREST 18.1 If either party fails to make any payment due to the other party under this Agreement by the due date then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment. Interest under this clause will accrue each day at rate of [*****] per annum or pro rata. 19 SEVERANCE 19.1 If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement. 20 AGREEMENT SURVIVES CLOSING 20.1 This Agreement (other than obligations that have already been fully performed) remains in full force after Closing. 21 THIRD PARTY RIGHTS 21.1 Save as otherwise expressly provided in this Agreement, no one other than a party to this Agreement shall have any right to enforce any of its terms.

23 | P A G E 21.2 The rights of the parties to terminate or vary this Agreement or to agree any waiver or settlement under this Agreement are not subject to the consent of any other person. 22 COUNTERPARTS 22.1 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. 22.2 Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email in PDF or other agreed format shall take effect as delivery of an executed counterpart of this Agreement. If this method of delivery is adopted, each party shall, without prejudice to the validity of the agreement thus made, provide the other with the original of such counterpart as soon as reasonably possible thereafter. 22.3 No counterpart shall be effective until each party has executed and delivered at least one counterpart. 23 GOVERNING LAW AND ARBITRATION 23.1 This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its existence, validity or termination shall be governed by and construed in accordance with the law of England & Wales. 23.2 Any dispute (including non-contractual disputes) arising out of or in connection with this Agreement or its existence, validity or termination shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules, which rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. Each party shall have the right to nominate one arbitrator. The seat, or legal place, of arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings shall be English. 23.3 Notwithstanding anything to the contrary under the LCIA Rules, the parties expressly agree that they shall have the right to appeal on a point of law pursuant to section 69 of the Arbitration Act 1996. 23.4 Notwithstanding the foregoing, each party expressly reserves the right to seek provisional or protective relief from any court of competent jurisdiction to preserve its respective rights pending, during or after any arbitration proceedings, and in seeking such relief shall not waive the right to arbitrate disputes. IN WITNESS WHEREOF this document has been executed and delivered on the date first stated above.

24 | P A G E - PARTICULARS OF THE COMPANY [*****]

25 | P A G E - CLOSING PAYMENT AND PURCHASE PRICE ADJUSTMENT [*****]

26 | P A G E - WIRE PAYMENT INSTRUCTIONS [*****]

27 | P A G E - CLOSING ACCOUNTS [*****]

28 | P A G E – WARRANTIES [*****]

29 | P A G E - DISCLOSURE SCHEDULE [*****]

30 | P A G E - MINIMUM TECHNICAL AND ADMINISTRATIVE REQUIREMENTS OF THE VESSEL [*****]

31 | P A G E - CLOSING AGENDA [*****]

32 | P A G E - TAX COVENANT [*****]

33 | P A G E – DEVELOPMENT AGREEMENT TERM SHEET [*****]

34 | P A G E – COMMISSIONING PROCESS [*****]

35 | P A G E EXECUTION PAGE Signed by for and on behalf of Golar LNG Limited /s/ Pernille Norass Pernille Noraas Attorney-in-fact Signed by for and on behalf of ASSET COMPANY 11 S.R.L. /s/ Marco Bartalini Marco Bartalini